SECUITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549



FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 8, 2002
Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
0-11274
22-2367644
(State or Other Jurisdiction
(Commission
(IRS Employer
of Incorporation)
File Number)
Identification No.)

460 Plainfield Avenue, Edison, New Jersey  08818
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code:  732-985-7100
N.A.
(Former Name or Former Address, if Changed Since Last Report)



Item 9.  Regulation FD Disclosure

	On August 8, 2002, the Company issued a press release regarding its outstanding rights offering, which read as follows:

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES EXTENSION OF
RIGHTS OFFERING
EDISON, NJ, August 8, 2002 -- PHARMACEUTICAL FORMULATIONS, INC. ("PFI" or the "Company") announced today that it is extending its current rights offering to shareholders and employee stock option holders for a period of 75 days to October 23, 2002. The rights offering had been scheduled to expire on August 9, 2002.

Each person who was a holder of PFI common stock at the close of business on May 7, 2002, other than ICC Industries Inc. ("ICC"), has received 2.8 subscription rights for each share of common stock they hold. Each employee of PFI who is holder of an option to purchase common stock has received 2.8 rights for each share of common stock covered by the option agreement. The ratio of 2.8 rights for each share of common stock will enable non-ICC stockholders to restore their percentage interests in the Company substantially to the level that existed prior to the recent ICC conversions. This was the objective used in the determination of the number of rights per share. Rights holders will be entitled to purchase one share of common stock for each right held at a price of $.34 per share. An aggregate of 34,467,741 shares of common stock will be sold if all rights are exercised.

PFI has undertaken this rights offering for two reasons: firstly, to enable its stockholders, other than ICC, to be able to purchase additional shares of its common stock at the same price as was used to effectuate conversions of debt and preferred stock by ICC in December 2001 and January 2002; and secondly, to raise additional capital.

ICC Industries Inc., the holder of approximately 74.5 million shares (approximately 87%) of the common stock of PFI, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products with 2001 sales in excess of $1.6 billion.

This press release may contain forward-looking information and should be read in conjunction with the Company's Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.





SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC.


By:
/s/ Walter Kreil

Name:  Walter Kreil

Title:   Vice President and Chief Financial
Officer

Dated:  August 8, 2002





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